Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

NEOGEN CORPORATION

(Exact name of Registrant as specified in its charter)

Michigan	38-2364843
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number.)

620 Lesher Place, Lansing, Michigan	48912
(Address of principal executive offices)	(Zip code)

Neogen Corporation 2018 Omnibus Incentive Plan

(Full Title of the Plan)

John E. Adent

President and Chief Executive Officer

Neogen Corporation

620 Lesher Place

Lansing, Michigan 48912

(Name and address of agent for service)

(517) 372-9200

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(2)
Common Shares, par value $0.16 per share	4,500,000	$53.65	$241,425,000	$29,261

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement covers an amount of shares that are issuable under the Plan (as defined below) by reason of certain corporate transactions or events, including any stock dividend, stock split, reorganization or any other similar transaction that affects the stock such that an adjustment is appropriate in order to prevent dilution of the rights of participants under the Plan.

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to paragraphs (c) and (h) of Rule 457 under the Securities Act, on the basis of the average of the high ($55.19) and low ($52.10) sales prices for the Common Stock of the registrant as reported on the NASDAQ Global Select Market on December 26, 2018, a date within 5 business days prior to the date of filing this registration statement.

PART I

INFORMATION REQUIRED IN PROSPECTUS

The documents containing the information required in this Part I will be delivered to the participants in the Plan, as specified in Rule 428(b)(1) of the Securities Act. Such documents are not required to be filed with the Securities and Exchange Commission (the “Commission”) as part of this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents By Reference.

The following documents filed with the Commission by Neogen Corporation (the “Registrant”) pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated by reference in this Registration Statement:

(a) The Registrant’s Annual Report on Form 10-K for the fiscal year ended May 31, 2018, filed with the Commission on July 27, 2018;

(b) The Registrant’s Quarterly Report on Form 10-Q for the quarter ending August 31, 2018, filed with the Commission on October 5, 2018;

(c) The Registrant’s Current Report on Form 8-K filed with the Commission on October 5, 2018 and December 6, 2018;

(d) The Registrant’s Quarterly Report on Form 10-Q for the quarter ending November 30, 2018, filed with the Commission on December 28, 2018;

(e) All other reports the Registrant filed with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act, since May 31, 2018; and

(f) The description of the Registrant’s Common Shares included under the caption “Description of Capital Stock” on pages 18 and 19 of the Registrant’s Prospectus, dated, May 12, 2006, filed with the Commission as part of its registration statement on Form S-3 (file no. 333-133614) effective May 5, 2006, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents. Notwithstanding anything herein, the Registrant is not incorporating by reference any information furnished under Item 2.02 or Item 7.01 of any Current Report on Form 8-K, unless, and to the extent, specified in any such Current Report on Form 8-K.

Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein by reference modifies or supersedes such prior statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Under Sections 561-571 of the Michigan Business Corporation Act (as it may be amended from time to time, the “MBCA”), directors and officers of a Michigan corporation may be entitled to indemnification by the corporation against judgments, expenses, fines and amounts paid by the director or officer in settlement of claims brought against them by third persons or by or in the right of the corporation if the statutory standard (defined below) is met. In particular, Section 561 of the MBCA provides that a Michigan corporation has the power to indemnify a person who was or is a party or is threatened to be made a party to a threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative and whether formal or informal, other than an action by or in the right of the corporation, by reason of the fact that he or she is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, or other enterprise, whether for profit or not, against expenses, including attorneys’ fees, judgments, penalties, fines, and amounts paid in settlement actually and reasonably incurred by him or her in connection with the action, suit, or proceeding (provided that generally the director did not (i) receive a financial benefit to which he was not entitled, (ii) intentionally inflict harm on the corporation or its shareholders, (iii) violate Section 551 of the MBCA relating to loans, dividends and distributions, or (iv) intentionally commit a criminal act, collectively, the “statutory standard”), and with respect to a criminal action or proceeding, if the person had no reasonable cause to believe his or her conduct was unlawful. In addition, Section 562 of the MBCA provides that a Michigan corporation has the power to indemnify a person who was or is a party or is threatened to be made a party to a threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, or other enterprise, whether for profit or not, against expenses, including attorneys’ fees, and amounts paid in settlement actually and reasonably incurred by the person in connection with the action or suit if the statutory standard is met. The MBCA does not permit indemnification for a claim, issue or matter in which the person has been found liable to the corporation unless application for indemnification is made to, and ordered by, the court conducting the proceeding or another court of competent jurisdiction. Section 563 of the MBCA provides that a director or officer who has been successful on the merits or otherwise in defense of an action, suit or proceeding referred to in Sections 561 and 562 of the MBCA, or in defense of a claim, issue, or matter in any such action, suit, or proceeding, shall be indemnified by the corporation against actual and reasonable expenses, including attorneys’ fees, incurred by him or her in connection with the action, suit or proceeding, and any action, suit, or proceeding brought to enforce this mandatory indemnification.

The Articles of Incorporation of the Registrant so limits the liability of directors. The Articles of Incorporation limit director liability for breaches of fiduciary duty as a director, except for liability resulting from (i) the amount of a financial benefit received by a director to which he or she is not entitled; (ii) intentional infliction of harm on the Registrant or the shareholders; (iii) a violation of Section 551 of the Michigan Business Corporation Act; or (iv) an intentional criminal act. These provisions, however, do not affect liability under the Securities Act.

The MBCA authorizes a corporation under specified circumstances to indemnify its directors and officers (including reimbursement for expenses incurred) for any action taken or any failure to take any action as a director or officer, except for liability for specified acts. The Registrants’ Bylaws also provide for indemnification of directors and officers. The provisions of the Registrant’s Bylaws relating to indemnification of directors and officers limit director, officer and employee liability to the fullest extent permitted by Michigan Law. The provisions of the MBCA are broad enough to permit indemnification with respect to liabilities arising under the Securities Act and Michigan Uniform Securities Act.

The Registrant has purchased a policy of directors’ and officers’ insurance that insures both the Registrant and its officers and directors against expenses and liabilities of the type normally insured against under such policies, including the expenses of the indemnification described above and liabilities under the Securities Act.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit No.	Description

3.1	Restated Articles of Incorporation, as amended on November 20, 2018 (incorporated by reference to the exhibit filed with Registrant’s Quarterly Report on Form 10-Q dated December 28, 2018.)

4.1	Bylaws, as amended, incorporated by reference to the exhibit filed with Registrant’s Quarterly Report on Form 10-Q dated April 14, 2000.

4.2	Neogen Corporation 2018 Omnibus Incentive Plan, incorporated by reference to Appendix A to the Registrant’s Definitive Proxy Statement for its annual meeting of shareholders held October 4, 2018.

5.1	Opinion of Honigman Miller Schwartz and Cohn LLP.

23.1	Consent of Independent Registered Public Accounting Firm BDO USA, LLP.

23.2	Consent of Honigman Miller Schwartz and Cohn LLP (included in the opinion filed as Exhibit 5.1 to this registration statement.)

24.1	Power of Attorney (included after the signature of the Registrant contained in this registration statement).

Item 9.	Undertakings.

(a)	The Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)

to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement; and

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offer thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The Registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lansing, State of Michigan, on January 3, 2019.

NEOGEN CORPORATION

By:	/s/ JOHN E. ADENT
John E. Adent
Its:	President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each of the undersigned officers and directors of NEOGEN CORPORATION, a Michigan corporation (the “Company”), hereby constitutes and appoints JOHN E. ADENT and STEVEN J. QUINLAN, and each of them, the true and lawful attorneys-in-fact and agents of the undersigned, each with the power of substitution for him in any and all capacities, with full power and authority in said attorneys-in-fact and agents and in any one or more of them, to sign, execute and affix his seal thereto and file the proposed registration statement on Form S-8 to be filed by the Company under the Securities Act of 1933, as amended, which registration statement relates to the registration and issuance of the Company’s Common Shares, par value $0.16 a share, pursuant to the Neogen Corporation 2018 Omnibus Incentive Plan, and any of the documents relating to such registration statement; any and all amendments to such registration statement, including any amendment thereto changing the amount of securities for which registration is being sought, and any post-effective amendment, with all exhibits and any and all documents required to be filed with respect thereto with any regulatory authority; granting unto said attorneys, each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as he might or could do if personally present, hereby ratifying and confirming all that said attorneys-in-fact and agents, and each of them, may lawfully do or cause to be done by virtue hereof.

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Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ JOHN E. ADENT John E. Adent	President and Chief Executive Officer	January 3, 2019

/s/ STEVEN J. QUINLAN Steven J. Quinlan	Vice President, Chief Financial Officer and Secretary	January 3, 2019

/s/ JAMES. L. HERBERT James L. Herbert	Executive Chairman	January 3, 2019

/s/ WILLIAM T. BOEHM, PH.D. William T. Boehm, Ph.D.	Director	January 3, 2019

/s/ JAMES C. BOREL James C. Borel	Director	January 3, 2019

/s/ RONALD D. GREEN, PH.D. Ronald D. Green	Director	January 3, 2019

/s/ G. BRUCE PAPESH G. Bruce Papesh	Director	January 3, 2019

/s/ JACK C. PARNELL Jack. C. Parnell	Director	January 3, 2019

/s/ THOMAS H. REED Thomas H. Reed	Director	January 3, 2019

/s/ JAMES P. TOBIN James P. Tobin	Director	January 3, 2019

/s/ DARCI L. VETTER Darci L. Vetter	Director	January 3, 2019